Exhibit 99.1

BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST ANNOUNCES
 A SPECIAL DIVIDEND

Great Neck, New York – September 14, 2009 – BRT REALTY TRUST (NYSE:BRT) today announced that its Board of Trustees has declared a special dividend on BRT’s common shares of $1.15 per share.  The special dividend is payable on October 30, 2009 to shareholders of record as of September 30, 2009.  BRT is electing the provisions of IRS Revenue Procedure 2009-15, which allows 90% of the special dividend to be paid in the form of common shares and the balance of 10% to be paid in cash.  In accordance with the provisions of the Revenue Procedure, this dividend will be treated as a qualified dividend eligible for the dividends paid deduction for U.S. Federal Income Tax purposes.

 BRT’s shareholders will recognize and be taxed on the special dividend as a long-term capital gain in view of the fact that BRT is distributing approximately 62% of the capital gain BRT recognized in calendar 2008 primarily from the sale of marketable securities.  To the extent necessary, BRT will pay cash in lieu of issuing fractional shares.

Shareholders may elect to receive payment of the special dividend all in cash or all in common shares.  Shareholders who do not make an election will be deemed to have elected to receive their dividend in common shares.  To the extent that cash elections are received with respect to more than 10% of the aggregate dividend amount, the cash portion will be prorated among all shareholders electing to receive cash and those shareholders will receive the balance of the dividend in common shares.  Common shares included in the dividend will be valued at the volume weighted average trading price on the New York Stock Exchange on October 19, 20, and 21, 2009.

An information letter and election form will be mailed to shareholders of record promptly after September 30, 2009.  The properly completed election form to receive cash or common shares must be received by BRT’s transfer agent, prior to 5:00 p.m. (EDT) on October 16, 2009.  If shares are held through a bank, broker or nominee, and a shareholder has questions regarding the special dividend, such shareholders should contact such bank, broker or nominee.  Registered shareholders with questions regarding the special dividend may call BRT’s transfer agent, American Stock Transfer and Trust Company, at 1-800-937-5449 (toll free) or 718-921-8200.

Jeffrey Gould, President and Chief Executive Officer of BRT, commented that the “special dividend is a benefit to the company and its shareholders in that the company is able to pay the special dividend primarily with its common shares, with minimum dilution to those shareholders electing to receive the dividend in cash, and by making this capital gain distribution BRT’s tax loss carry forward will be increased by the total amount of the dividend paid.”  He further commented that “this will provide the Company with the ability to build up its shareholders’ equity in future years by affording it the opportunity to offset future earnings and profits against carry forward losses.”  He continued that “although we cannot project when and to what extent, if any, we will recognize earnings and profits in the future, we believe that it is beneficial to our company and our shareholders, in the long term, if we have the opportunity to build up shareholders’ equity to the maximum extent possible under the Internal Revenue Code and IRS regulations and procedures, including the provisions applicable to real estate investment trusts and, specifically, Revenue Procedure 2009-15.”

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding moving ahead with loan originations and other positive business activities.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg – (516) 466-3100